Exhibit 99.12

Execution Version

14 December 2023

FOSUN INTERNATIONAL LIMITED
復星國際有限公司
as Chargor

and

MERITZ SECURITIES CO., LTD.
as Investor

ACCOUNT SECURITY AGREEMENT

Contents

Clause	Page

1.	Definitions and interpretation	1
2.	Creation of Security	8
3.	Representations	10
4.	Covenants	13
5.	Restrictions on dealings	14
6.	Security Assets	16
7.	When Security becomes enforceable	20
8.	Enforcement of Security	21
9.	Receiver	22
10.	Powers of Receiver	23
11.	Application of proceeds	25
12.	Delegation	25
13.	Further assurances	26
14.	Power of attorney	27
15.	Preservation of Security	27
16.	Miscellaneous	30
17.	Release	30
18.	Evidence and calculations	31
19.	Remedies and waivers	31
20.	Partial invalidity	31
21.	Amendments and waivers	31
22.	Confidentiality	31
23.	Changes to the Parties	32
24.	Notices	32
25.	Language	33
26.	Counterparts	33
27.	Governing law	33
28.	Jurisdiction	34
29.	Service of process	34
Schedule 1 Form of Notice of Charge		35
	Part A - Form of Notice of Charge (Citi)	35
	Part B - Form of Conditions of Consent to Account Charge (Citi)	37
	Part C - Form of Notice of Charge (Others)	48

-i-

THIS DEED is dated 14 December 2023

BETWEEN:

(1)	FOSUN INTERNATIONAL LIMITED 復星國際有限公司, a public company limited by shares incorporated under the laws of Hong Kong with company number 942079 and listed on Hong Kong Stock Exchange (the Chargor); and

(2)	MERITZ SECURITIES CO., LTD. of Three IFC, 10Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, 07326, Republic of Korea (the Investor).

BACKGROUND:

(A)	The Chargor enters into this Deed in connection with the Relationship Agreement (as defined below).

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that the Investor may only execute this document under hand.

IT IS AGREED as follows:

1.	Definitions and interpretation

1.1	Definitions

In this Deed:

CCASS means the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited;

Clearance System means:

(a)	CCASS;

(b)	DTCC/NSCC;

(c)	any other person whose business is or includes the provision of clearance service or the provision of security accounts; or

(d)	any nominee or depository for such person;

Companies Ordinance means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong);

Custodian means Citibank, N.A., Hong Kong Branch or such other custodian acceptable to the Investor;

Custody Agreement means the securities safekeeping agreement dated 11 October 2022 (as amended on 14 December 2023), and any other custody agreement or similar agreement, between the Custodian and the Chargor from time to time in respect of the Security Accounts;

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Dividends means, all present and future:

(a)	dividends, distributions of any kind (including any dividend or distribution in the form of cash) and any other sum received or receivable in respect of the Share Collateral;

(b)	rights, shares, money or other assets accruing or offered by way of redemption, conversion, preference, bonus, option or otherwise in respect of any of the Share Collateral;

(c)	allotments, accretions, benefits, advantages, offers and rights accruing or offered in respect of any of the Share Collateral; and

(d)	other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, any of the Share Collateral;

DTCC/NSCC means the clearing system established and operated by the Depository Trust and Clearing Corporation and/or its subsidiaries;

FTG means Fosun Tourism Group, an exempted company incorporated in the Cayman Islands with company number 315519 and listed on HKSE with its registered address at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street P.O. Box 10240 Grand Cayman KY1-1002 Cayman Islands;

FTG Shares means the ordinary shares in FTG;

HKSE means The Stock Exchange of Hong Kong Limited and any successor to such exchange or any substitute exchange or quotation system to which trading in the Share Collateral (FTG) is temporarily relocated which is acceptable (including, but not limited to, in relation to liquidity) to the Investor;

Legal Reservations means:

(a)	the principle that certain (including equitable) remedies may be granted or refused at the discretion of a court, the principle of reasonableness and fairness where implied by law and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable statutes of limitation (or equivalent legislation), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void, and defences of acquiescence, set off or counterclaim;

(c)	the principle that in certain circumstances Security Interest granted by way of fixed charge may be recharacterised as a floating charge or that Security Interest purported to be constituted as an assignment may be recharacterised as a charge;

(d)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

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(e)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)	the principle that the creation or purported creation of Security Interest over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which Security Interest has purportedly been created;

(g)	similar principles, rights, defences and remedies under the laws of any Relevant Jurisdiction; and

(h)	any other matters which are customarily set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to lenders and/or security takers as a condition precedent to funding under finance documents;

Listing Rules means the rules governing the listing of securities on HKSE or NYSE (as applicable);

NYSE means The New York Stock Exchange and any successor to such exchange or any substitute exchange or quotation system to which trading in the Share Collateral (Pubco) is temporarily relocated which is acceptable (including, but not limited to, in relation to liquidity) to the Investor;

Obligor means each of the Chargor, FFG and Pubco;

Party means a party to this Deed;

Perfection Requirements means any and all registrations, filings, notices and other actions and steps required to be made in any jurisdiction in order to perfect this Deed or in order for it to achieve the relevant priority for this Deed;

Property Ordinance means the Conveyancing and Property Ordinance (Cap. 219 of the Laws of Hong Kong);

Pubco means Lanvin Group Holdings Limited, an exempted company incorporated in the Cayman Islands with company number 382280 and listed on NYSE with its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

Pubco Shares means the ordinary shares in Pubco;

Receiver means a receiver and manager or (if the Investor so specifies in the relevant appointment) a receiver, in each case, appointed under this Deed;

Related Rights means:

(a)	any dividend, interest or other distribution paid or payable in relation to any Share Collateral;

(b)	any right, money or property (including any shares, stocks, debentures, bonds or other securities or investments) accruing or offered at any time in relation to any Share Collateral by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

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(c)	any right against any Clearance System in relation to any Share Collateral (including any right to require the Clearance System to deliver securities or cash to the Chargor or to its order); and

(d)	any right under any custodian or other similar agreement (including the Custody Agreement) entered into between (among others) the Chargor and the Custodian in connection with any Share Collateral or the Secured Securities Account (including the right to require the Custodian to deliver securities or cash to the Chargor or to its order);

Relationship Agreement means the relationship agreement dated 19 October 2022 between the Investor and Pubco, as amended on 14 April 2023, and as further amended and restated on 1 December 2023;

Relevant Jurisdiction means in relation to the Chargor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to this Deed is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of this Deed;

Secured Cash Account means each cash account opened in the name of the Chargor and held with the Custodian pursuant to the Custody Agreement, which shall include:

(a)	the HKD account opened in the name of the Chargor and held with the Custodian with account number 1506483006;

(b)	the USD account opened in the name of the Chargor and held with the Custodian with account number 1506483014;

(c)	if there is any change of the Custodian, any account(s) into which all or part of the cash balance from the Secured Cash Account is transferred; and

(d)	any account which is a successor to the Secured Cash Account on any re-numbering or re-designation of account and any account into which all or part of the cash balance from the Secured Cash Account is transferred for investment or administrative purpose;

Secured Obligations means the obligations of Pubco under clause 3 (Investor Put Option) of the Relationship Agreement and any indemnity given by Pubco to the Investor under clause 19 (Indemnification) of the Relationship Agreement;

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Secured Securities Account means each securities account opened in the name of the Chargor and held with the Custodian pursuant to the Custody Agreement, which shall include:

(a)	the account opened in the name of the Chargor and held with the Custodian with account number 5064830000;

(b)	if there is any change of the Custodian, any account(s) into which all or part of the shares from the Secured Securities Account is transferred; and

(c)	any account which is a successor to the Secured Securities Account on any re-numbering or re-designation of account and any account into which all or part of the share balance from the Secured Securities Account is transferred for investment or administrative purposes;

Security Account means:

(a)	the Secured Cash Account; and/or

(b)	the Secured Securities Account;

Security Asset means each asset of the Chargor which is, or is intended to be, subject to any security created pursuant to Clause 2 (Creation of Security) of this Deed;

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect;

Security Period means the period beginning on the date of this Deed and ending on the date on which all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full;

Share Collateral means:

(a)	Share Collateral (FTG); and/or

(b)	Share Collateral (Pubco).

Share Collateral (FTG) means the FTG Shares which have been or may at any time after the date of this Deed be deposited into, or transferred or caused to be transferred to the Secured Securities Account, including but not limited to, as at the date of this Deed, 81,542,487 FTG Shares;

Share Collateral (Pubco) means the Pubco Shares which may at any time after the date of this Deed be deposited into, or transferred or caused to be transferred to the Secured Securities Account; and

Shares means:

(a)	FTG Shares; and/or

(b)	Pubco Shares.

1.2	Construction

(a)	Capitalised terms defined in the Relationship Agreement have, the same meanings in this Deed, unless expressly otherwise defined in this Deed.

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(b)	In this Deed, unless the contrary intention appears, any reference in this Deed to:

(i)	any rights in respect of an asset include all amounts and proceeds paid or payable, all rights to make any demand or claim, and all powers, remedies, causes of action, security, guarantees and indemnities, in each case, in respect of or derived from that asset;

(ii)	the term this Security means any Security Interest created by this Deed;

(iii)	an agreement, instrument or other document to which it is a party includes any agreement, instrument or other document issued in the relevant person’s favour or of which it otherwise has the benefit (in whole or in part);

(iv)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(v)	assets includes present and future properties, revenues and rights of every description;

(vi)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(vii)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(viii)	including shall be construed as “including without limitation” (and cognate expressions shall be construed similarly);

(ix)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(x)	a Share includes shares of any class or classes resulting from any subdivision, consolidation or re-classification of that Share;

(xi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

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(xii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Deed;

(xiv)	the Investor, the Chargor or any other person includes their and any subsequent successors and permitted assignees and transferees;

(xv)	a Transaction Document or any other agreement or document is a reference to that Transaction Document or any other agreement, document or instrument as amended, novated or supplemented (however fundamentally) from time to time.

(c)	Notwithstanding any provision to the contrary in this Deed, any covenant, restriction, undertaking and/or obligation of the Chargor under this Deed (other than a payment obligation which has been discharged) shall no longer be in force after the expiry of the Security Period.

(d)	In the context of the rights, powers, privileges, discretions and immunities conferred on the Investor or a Receiver, references to charge or mortgage in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to this Security and references to mortgaged land in any provision of the Property Ordinance shall, for the purposes of this Deed, be deemed to be references to the Security Assets.

(e)	Unless the context otherwise requires, a reference to a Security Asset includes any part of that Security Asset, the proceeds of any disposal of that Security Asset, the proceeds of sale of that Security Asset and (in the case of any Share Collateral held in book entry form which are for any reason, recertificated or re-materialised) all rights, title and interest of the Chargor in and to those re-certificated or re-materialised securities.

1.3	Third party rights

(a)	Unless expressly provided to the contrary in this Deed, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) (the Third Parties Ordinance), to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of this Deed, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

(c)	The Investor or any Receiver or any of their respective delegates or sub-delegates that is not a Party may enforce and enjoy the benefit of any Clause which expressly confers rights on it, subject to paragraph (b) above and the provisions of the Third Parties Ordinance.

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2.	Creation of Security

2.1	General

(a)	All the security created under this Deed:

(i)	is created in favour of the Investor;

(ii)	is created over present and future assets of the Chargor;

(iii)	is created by the Chargor as the beneficial owner of its assets; and

(iv)	is continuing security for the payment, discharge and performance of the Secured Obligations.

(b)	If the rights of the Chargor under a document or in respect of any other asset cannot be secured without the consent of a party to that document or any relevant third party in respect of such other asset or without the satisfaction of some other condition:

(i)	the Chargor must notify the Investor as soon as reasonably practicable;

(ii)	this Security will constitute security over all proceeds and other amounts which the Chargor may receive, or has received, under that document or in respect of that other asset, but will exclude the Chargor’s other rights under the document or that other asset until the Chargor obtains the required consent or, if applicable, satisfies the relevant condition;

(iii)	unless the Investor otherwise requires, the Chargor must use its reasonable endeavours to obtain the required consent or satisfy the relevant condition;

(iv)	if the Chargor obtains the required consent or satisfies the relevant condition:

(A)	the Chargor must notify the Investor as soon as reasonably practicable; and

(B)	all of the Chargor’s rights under the document or relevant asset will immediately be secured in accordance with this Deed.

(c)	The fact that no or incomplete details of any Security Asset are included in this Deed does not affect the validity or enforceability of this Security.

2.2	Custody Agreement

The Chargor assigns absolutely, as security for the payment, discharge and performance of all of the Secured Obligations, subject to a proviso for re-assignment on redemption, all of its rights under or in connection with the Custody Agreement (including its rights to require the Custodian to deliver securities or cash to the Chargor or to its order) in favour of the Investor.

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2.3	Security Accounts

The Chargor, as continuing security for the payment and discharge of all Secured Obligations, charges and assigns and agrees to charge and assign by way of first fixed charge:

(a)	all its interests in the Share Collateral, any Related Rights (to the extent such Related Rights are not assigned in favour of the Investor pursuant to Clause 2.2 (Custody Agreement)) and the Secured Securities Account; and

(b)	all of its rights in respect of any amount standing to the credit of the Secured Cash Account and the debt represented by that account,

in favour of the Investor.

2.4	Floating charge

(a)	The Chargor charges by way of a first floating charge all of its Security Assets not at any time otherwise effectively mortgaged, charged or assigned by way of fixed mortgage, charge or assignment under this Clause.

(b)	The Investor may by notice to the Chargor convert the floating charge created by that Chargor under this Deed into a fixed charge as regards any of the Chargor’s Security Assets specified in that notice, if:

(i)	an Event of Default has occurred and is continuing;

(ii)	the Investor considers those Security Assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy; or

(iii)	the Chargor fails to comply, or takes or threatens to take any action which, in the reasonable opinion of the Investor, is likely to result in the Chargor failing to comply with its obligations under Clause 5 (Restrictions on dealings), and upon issue of such notice by the Investor to the Chargor in respect of any Security Asset of the Chargor, the floating charge over that Security Asset shall immediately crystallise and become a fixed charge.

(c)	If:

(i)	the Chargor takes any step to create any Security Interest in breach of Clause 5 (Restrictions on dealings) over any Security Assets subject to the floating charge created pursuant to paragraph (a) above;

(ii)	any person takes any step to effect any expropriation, attachment, sequestration, distress or execution against any Security Assets subject to the floating charge created pursuant to paragraph (a) above;

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(iii)	any meeting of the members of the Chargor is convened to consider a resolution to wind up the Chargor (or not to wind up the Chargor); or

(iv)	a liquidator or Receiver in relation to the Security Assets is appointed or any step which is likely or intended to lead to such appointment is taken,

(in addition to the circumstances in which such a conversion will occur under general law) the floating charge created under this Deed will automatically and immediately convert into a fixed charge over all of the Chargor’s Security Assets.

(d)	The giving by the Investor of a notice under paragraph (b) above in relation to any Security Asset of the Chargor will not be construed as a waiver or abandonment of the Investor’s rights to give any other notice in respect of any other Security Asset or of any other right of the Investor under this Deed or any other Transaction Document.

2.5	Limited Recourse

Notwithstanding that this Deed secures the Secured Obligations, the Investor agrees and acknowledges that the Chargor’s liability under this Deed is limited to the value of the Security Assets realised by the Investor in respect of the Chargor. For the avoidance of doubt, the Chargor shall not be liable to the Investor under this Deed for any shortfall between the value of the Security Assets realised by the Investor and the Secured Obligations.

3.	Representations

3.1	Representations

The Chargor makes the representations and warranties set out in this Clause to the Investor.

3.2	Nature of security

Subject to the Legal Reservations, this Deed creates those Security Interests it purports to create and is not liable to be amended, avoided or otherwise set aside on its liquidation or provisional supervision or otherwise.

3.3	Ranking of security

Subject to the Perfection Requirements and the Legal Reservations, this Security has first ranking priority and is not subject to any prior ranking or pari passu ranking Security Interests.

3.4	Share Collateral

(a)	Subject to the terms in the Custody Agreement, the Chargor has good, valid and marketable title to all the Share Collateral and acquired all such Share Collateral in a lawful manner and all such Share Collateral are:

(i)	fully paid;

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(ii)	freely and fully transferable;

(iii)	free from any Security Interests (except for those created by or under this Deed) and any other rights or interests in favour of third parties; and

(iv)	not subject to any pre-emption, option to purchase or similar rights.

(b)	None of the constitutional documents of the Chargor or any agreement or arrangement binding on the Chargor restricts or inhibits the creation of any Security Interests under this Deed.

(c)	The Chargor is the sole beneficial owner of the Security Assets over which it grants or purports to grant any Security Interests under this Deed.

(d)	There are no outstanding and unpaid payment obligations in relation to the Security Assets to any Clearance System or custodian (including the Custodian).

3.5	Custody Agreement

(a)	Subject to the Legal Reservations, the Custody Agreement is legal, valid, binding and enforceable obligation of the Chargor.

(b)	All amounts owed to it by the Custodian are not and is not subject to any right of set-off or similar right, except as may be set out in the Custody Agreement.

(c)	Its rights in the Custody Agreement are free of any Security Interests (except those created by or pursuant to this Deed) and any other rights or interests in favour of third parties, except as may be set out in the Custody Agreement.

(d)	It is not in default of any of its obligations under the Custody Agreement.

(e)	Its entry into and performance of this Deed will not conflict with any term of the Custody Agreement.

3.6	Security Accounts

The Chargor is the sole legal and beneficial owner of the credit balances and securities balance from time to time in each Security Account which it maintains and such credit balances and securities balance in each Security Account are free of any Security Interests (except for those created by or under this Deed) and any other rights or interests in favour of third parties, except any set-off arrangement as may be set out in the Custody Agreement.

3.7	Security

No Security Interests exist over all or any of the Security Assets other than as or will be created pursuant to this Deed.

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3.8	Status

The Chargor:

(a)	is validly incorporated, in existence and duly registered under the laws of its jurisdiction; and

(b)	has the power to own its assets and carry on its business as it is being conducted.

3.9	Powers and authority

The Chargor has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of the Transaction Documents to which it is a party.

3.10	Binding obligations

Subject to any Legal Reservations and any Perfection Requirements:

(a)	the obligations expressed to be assumed by the Chargor in the Transaction Documents to which it is a party are legally binding, valid and enforceable obligations; and

(b)	each of the Transaction Documents to which it is a party is in the proper form for its enforcement in the jurisdiction of the Chargor’s incorporation.

3.11	Non-conflict

The entry into and performance by the Chargor of the Transaction Documents to which it is a party, and the granting of this Security do not and will not:

(a)	breach:

(i)	any provision of the constitutional documents of the Chargor; or

(ii)	any applicable laws or regulations in its jurisdiction of incorporation, any applicable order, decree or judgment of any court or any Governmental Entity; and

(b)	result in the existence of, or oblige the Chargor to create, any Security Interest over all or any of its assets (except for any Security Interest created under this Deed or pursuant to any Transaction Document).

3.12	Authorisations

Subject to the Legal Reservations, and except as referred to in any Transaction Document, all material authorisations required:

(a)	to enable the Chargor lawfully to enter into, exercise its rights, comply with and perform its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in Hong Kong,

have been obtained or effected and are in full force and effect.

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3.13	Times for making representations and warranties

The representations and warranties set out in this Clause are made by the Chargor on the date of this Deed and are deemed to be repeated on each day during the Security Period, with reference to the facts and circumstances then existing.

4.	Covenants

4.1	General

The Chargor agrees to be bound by the covenants set out in this Clause during the Security Period.

4.2	Information – miscellaneous

The Chargor must supply to the Investor:

(a)	promptly on request, such information as the Investor may reasonably request in relation to the Security Interests created under this Deed and the compliance by the Chargor with the terms of this Deed; and

(b)	notice of any notification and/or disclosure that the Chargor is required to make pursuant to law, the Listing Rules or any other applicable securities law or regulation as a result of the entry into or performance of this Deed and, to the extent lawful, a copy of any such notification and/or disclosure when made.

4.3	Non-public information

(a)	The Chargor may not provide to the Investor any material, non-public, price sensitive information in relation to FTG or Pubco, its shareholders, directors, and/or officers and/or its subsidiaries, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, FTG or Pubco that, in each case, is not disclosed in FTG’s or Pubco’s most recent annual report or subsequent public information releases that is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of FTG or Pubco, or its subsidiaries or its securities in any document or notice required to be delivered pursuant to this Deed or communication in connection with this Deed to the Investor without the prior written consent of the Investor.

(b)	If any notice or communication is required to be delivered or made by the Chargor under this Deed that would include or would itself constitute inside information or material non-public information in relation to FTG or Pubco and/or the Shares, the Chargor must:

(i)	to the extent possible make such notice or communication without inclusion of the relevant information; and

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(ii)	promptly contact the legal department of the Investor by contacting the Investor pursuant to Clause 24 (Notices) to discuss whether and on what terms such information may be provided (at the determination of the Investor) to the Investor.

4.4	Compliance with laws

The Chargor must comply in all respects with all laws or regulations to which it may be subject, if failure to comply would materially impair its ability to perform its obligations under this Deed.

4.5	Authorisations

The Chargor must promptly obtain, maintain and comply with the terms of any authorisation required under any applicable law or regulation to enable it to perform its obligations under this Deed and to ensure the legality, validity, enforceability or admissibility in evidence in each of its Relevant Jurisdictions of this Deed (subject to applicable periods agreed in this Deed for Perfection Requirements).

4.6	No restrictions

The Chargor must ensure that subject to the Legal Reservations, there shall not be any restriction in:

(a)	any document to which it is party; or

(b)	any document binding on it or any of its assets,

in each case:

(i)	in the case of any document to which it is party, which restricts or inhibits or would restrict or inhibit the performance of its obligations, or the Investor’s exercise of its rights, under this Deed; or

(ii)	in any other case, which restricts or inhibits the rights or remedies of the Investor or grant of any Security Interest under this Deed and which restriction or inhibition is not remedied to the satisfaction of the Investor.

5.	Restrictions on dealings

5.1	General

The Chargor agrees to be bound by the restrictions and undertakings set out in this Clause during the Security Period.

5.2	Restrictions on dealings

The Chargor may not:

(a)	subject to set-off arrangements as set out in clauses 3.4 and 9.6 of the Custody Agreement, create or permit to subsist any Security Interest or any third party interest over any Security Asset;

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(b)	agree or contract to restrict or prohibit the dealing in, assignment of or transfer of any Security Assets or enter into such other arrangement having a similar economic effect (including any lock-up or escrow arrangements in respect of any Security Asset); or

(c)	sell, transfer, license, lease or otherwise dispose of any Security Asset,

except:

(i)	pursuant to the Transaction Documents (including but not limited to clauses 3.2 (Investor Put Option), 6.4 (Coverage Ratio) and 6.5 (Coverage Ratio) of the Relationship Agreement, and paragraph (b) of Clause 6.3 (Dividends)); or

(ii)	with the prior consent of the Investor.

5.3	Withdrawals

The Chargor must not withdraw or otherwise deal in or otherwise deal with the Share Collateral from the Secured Securities Account, except with the prior consent of the Investor or as otherwise permitted under Transaction Documents (including but not limited to clauses 3.2 (Investor Put Option), 6.4 (Coverage Ratio) and 6.5 (Coverage Ratio) of the Relationship Agreement, and paragraph (b) of Clause 6.3 (Dividends)).

5.4	Preservation

The Chargor must not, without the prior consent of the Investor:

(a)	waive any term of, or terminate, or assign the Custody Agreement unless otherwise expressly permitted under the Transaction Documents; or

(b)	take any action which might jeopardise the existence or enforceability of the Custody Agreement.

5.5	Other undertakings

The Chargor must duly and promptly perform and ensure that it is not in default of its obligations and diligently pursue its rights under the Custody Agreement.

5.6	Clearance system

(a)	After this Security becomes enforceable in accordance with Clause 7.1 (Enforcement event) and without prejudice to Clause 17 (Release), the Chargor must, if so requested by the Investor, take whatever action the Investor may request for the dematerialisation or rematerialisation of any Security Asset held in a Clearance System.

(b)	The Investor may, after this Security becomes enforceable in accordance with Clause 7.1 (Enforcement event) and without prejudice to Clause 17 (Release), at the expense of the Chargor, take whatever action is required for the dematerialisation or rematerialisation of the Security Assets as necessary.

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6.	Security Assets

6.1	General

The Chargor agrees to be bound by the obligations set out in this Clause during the Security Period.

6.2	Accounts

(a)	Each Security Account must be maintained at a branch of the Custodian approved by the Investor. The initial Custodian in respect of each Security Account is Citibank, N.A., Hong Kong Branch.

(b)	In so far as the Secured Cash Account relates to cash, such account must be denominated in HKD or USD.

(c)	If the Chargor or Custodian receives any amount for crediting to the Secured Cash Account in a currency other than HKD or USD, the Chargor must convert that amount into HKD or USD (at the Custodian’s prevailing rate for comparable transactions) on the date on which such amount is received.

(d)	The Chargor may not make any withdrawals from the Secured Cash Accounts or the Secured Securities Account unless such withdrawal is made:

(i)	with the prior written consent of the Investor;

(ii)	as permitted under the Transaction Documents (including but not limited to clauses 3.2 (Investor Put Option), 6.4 (Coverage Ratio) and 6.5 (Coverage Ratio) of the Relationship Agreement, and paragraph (b) of Clause 6.3 (Dividends)); or

(iii)	at such time that there are no outstanding Secured Obligations.

(e)	The Chargor may not transfer amounts to the Secured Cash Account other than:

(i)	the proceeds from a disposal of Shares permitted under the Transaction Documents or Dividends in the form of cash, in each case converted into HKD or USD;

(ii)	interest accrued on amounts of cash standing to the credit of the Secured Cash Account; or

(iii)	as otherwise expressly permitted under the Transaction Documents.

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(f)	Except as expressly permitted under the Transaction Documents (including but not limited to clauses 3.2 (Investor Put Option), 6.4 (Coverage Ratio) and 6.5 (Coverage Ratio) of the Relationship Agreement, and paragraph (b) of Clause 6.3 (Dividends)), the Chargor may not request that the Investor give instructions to the Custodian to withdraw or transfer:

(i)	any cash from the Secured Cash Account; or

(ii)	any Shares from the Secured Securities Account.

6.3	Dividends

(a)	Without prejudice to paragraph (b) below,

(i)	the Chargor must procure that all Dividends received in respect of any Security Assets must, as soon as reasonably practicable upon receipt by or on behalf of the Chargor, be converted into HKD or USD (if not already in HKD or USD), and transferred into the Secured Cash Account, and such amounts shall then be subject to the Security Interests created under this Deed; and

(ii)	if any Dividends are paid or payable other than in cash and are received in respect of any Security Assets, the Chargor must as soon as reasonably practicable deposit such Dividends, and ensure that such Dividends are deposited, into the Secured Securities Account and shall be deemed to constitute “Share Collateral” for the purposes of the Transaction Documents.

(b)	Notwithstanding anything to the contrary, at any time before this Security becomes enforceable, the Chargor shall have the right to receive and retain all Dividends and the Chargor shall be permitted to withdraw such Dividends from the relevant Security Account.

6.4	Change of Custodian

(a)	If there is a change of Custodian, subject to the terms of the Custody Agreement, such change will only become effective when the proposed new Custodian agrees with the Investor and the Chargor, in a manner satisfactory to the Investor (acting reasonably), to fulfil the role of the Custodian under this Deed.

(b)	If there is a change of Custodian:

(i)	the amount (if any) standing to the credit of the relevant Security Account maintained with the old Custodian will be transferred to the corresponding Security Account maintained with the new Custodian immediately upon the appointment taking effect; and

(ii)	the Share Collateral standing to the credit of the Secured Securities Account maintained with the old Custodian will be transferred to the corresponding Secured Securities Account maintained with the new Custodian immediately upon the appointment taking effect.

(c)	The Chargor must give all authorisations and instructions necessary for any such transfer to be made. The Chargor must take any action which the Investor may reasonably require to facilitate a change of Custodian and any transfer of credit balances or Share Collateral (including the execution of bank mandate forms).

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6.5	Interest

Amounts standing to the credit of the Secured Cash Account will bear interest at the then applicable rates applied by the Custodian to accounts of a similar nature for its independent customers.

6.6	Withdrawals

The Investor (or a Receiver) may (subject to the payment of any claims having priority to this Security) withdraw amounts standing to the credit of the Secured Cash Account to meet an amount due and payable under the Transaction Documents at any time after this Security has become enforceable in accordance with Clause 7.1 (Enforcement event) and without prejudice to Clause 17 (Release).

6.7	Notices of charge

(a)	The Chargor must, promptly on the date of this Deed, sign and deliver to the Custodian with which it maintains a Security Account and the Investor a notice of charge substantially in the form set out in Part A of Schedule 1 (Form of Notice of Charge (Citi)) and ensure that “Conditions of Consent to Account Charge” set out in Part B of Schedule 1 (Form of Conditions of Consent to Account Charge (Citi)) is duly executed by the Chargor and the Custodian on the date of this Deed.

(b)	The Chargor must, promptly upon any change of Custodian, sign and deliver to the new Custodian and the Investor, a notice of charge substantially in the form set out in Part C of Schedule 1 (Form of Notice of Charge (Others)) (or otherwise in a form acceptable to the Investor) and use reasonable endeavours to procure that the new Custodian as soon as practicable after the delivery of such notice signs and delivers to the Investor the relevant form of acknowledgement.

6.8	Changes to rights

The Chargor must not take or allow the taking of any action on its behalf (including the exercise of any voting rights) which may result in the rights attaching to any of the Security Assets being altered including any action to re-certificate or re-materialise any Share Collateral held in book entry form, except pursuant to Clause 5.6 (Clearance system).

6.9	Calls

(a)	To the extent applicable, the Chargor must pay all calls and other payments due and payable in respect of any of the Security Assets.

(b)	If the Chargor fails to do so, the Investor may pay the calls or other payments on behalf of the Chargor. The Chargor must reimburse, immediately on request, the Investor for any payment made by the Investor under this paragraph (b).

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6.10	Other obligations in respect of Security Assets

(a)	The Chargor must comply with all other conditions and obligations assumed by it in respect of any of the Security Assets.

(b)	The Investor is not obliged to:

(i)	perform any obligation of the Chargor;

(ii)	make any payment, or make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor; or

(iii)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed,

in respect of any Security Assets.

6.11	Voting rights and Dividends

(a)	Before this Security becomes enforceable:

(i)	the Chargor may continue to exercise (or refrain from exercising) the voting rights and any other rights or powers in respect of the Security Assets provided that they are exercised in a manner which will not prejudice the rights and interest of the Investor under the Transaction Documents and will not result in a breach of any of its obligations and undertakings in the Transaction Documents; and

(ii)	without prejudice to paragraph (b) of Clause 6.3 (Dividends), all Dividends shall be credited to the relevant Security Account.

(b)	After this Security has become enforceable, the Investor may serve a notice on the Custodian requiring that:

(i)	any voting rights; and

(ii)	any other rights or powers which may be exercised by the legal or beneficial owner of any Security Assets, any person who is the holder of any Security Assets or otherwise,

(iii)	be exercised as directed by the Investor.

(c)	The Investor will have no liability to the Chargor for any loss that results from the exercise or non-exercise of any voting rights or any other rights attaching to the Security Assets or for any failure to deal with any notice relating to the Security Assets that is sent to the Investor except to the extent directly caused by the Investor’s fraud, gross negligence or wilful misconduct.

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6.12	Liability of the Investor

The Chargor agrees with the Investor that neither the Investor nor any of its nominees will have any liability for:

(a)	failing to present any coupon or other document relating to any of the Security Assets;

(b)	accepting or failing to accept any offer relating to any of the Security Assets;

(c)	failing to pay any call, instalments or other payments which may be due and payable in respect of the Security Assets;

(d)	failing to attend or vote at any meetings relating to the Security Assets;

(e)	failing to notify the Chargor of any matters mentioned in this Clause or of any communication received by the Investor in relation to the Security Assets; or

(f)	any loss arising out of or in connection with the exercise or non-exercise of any rights or powers attaching or accruing to the Security Assets or which may be exercised by the Investor or any of its nominees for the Investor under this Deed (whether or not on sale or other realisation of the Security Assets a better price could have or might have been obtained by either deferring or advancing the date of sale or realisation or otherwise), provided that none of the provisions in this Clause shall affect any of the Investor’s right to make a claim against its nominee (including the Custodian) for any of the failure caused by such nominee or the relevant Custodian or any loss as a result of such failure, except to the extent directly caused by the Investor’s fraud, gross negligence or wilful misconduct.

7.	When Security becomes enforceable

7.1	Enforcement event

During the Security Period, this Security will become immediately enforceable for a period of three (3) months following the time at which the Investor becomes entitled to enforce the Security in accordance with clause 5.3 (Security and Event of Default) of the Relationship Agreement.

7.2	Discretion

After and for so long as this Security has become enforceable in accordance with Clause 7.1 (Enforcement event) and without prejudice to Clause 17 (Release), the Investor may in its absolute discretion enforce all or any part of this Security in any manner it sees fit.

7.3	Power of sale

(a)	After this Security has become enforceable in accordance with Clause 7.1 (Enforcement event) and without prejudice to Clause 17 (Release), the Investor may, without prior notice to the Chargor or prior authorisation from any court or any other person, sell or otherwise dispose of all or any part of the Security Assets at all times, in the manner and on the terms it thinks fit.

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(b)	Without prejudice to Clause 17 (Release), the power of sale and other powers conferred (or deemed by this Deed to be conferred) by the Property Ordinance, as amended by this Deed, will be immediately exercisable at any time after this Security has become enforceable in accordance with Clause 7.1 (Enforcement event).

8.	Enforcement of Security

8.1	General

Paragraph 11 of the Fourth Schedule (Powers of Mortgagee & Receiver) to the Property Ordinance (and any similar provision under other laws) does not apply to this Security.

8.2	No liability as mortgagee in possession

Neither the Investor nor any Receiver will be liable (except for fraud, negligence or wilful misconduct), by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

8.3	Privileges

Each Receiver and the Investor is entitled to all the rights, powers, privileges and immunities of mortgagees and receivers referred to in the Property Ordinance as if it were such a mortgagee or receiver (and so that the statutory power of sale shall be exercisable without regard to paragraph 11 of the Fourth Schedule (Powers of Mortgagee & Receiver) to the Property Ordinance).

8.4	Protection of third parties

No person (including a purchaser) dealing with the Investor or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the Investor or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Transaction Documents; or

(d)	how any money paid to the Investor or to that Receiver is to be applied.

8.5	Redemption of prior mortgages

(a)	At any time after this Security has become enforceable in accordance with Clause 7.1 (Enforcement event) and without prejudice to Clause 17 (Release), the Investor may do any one or more of the following:

(i)	redeem any prior Security Interest against any Security Asset;

(ii)	procure the transfer of that Security Interest to itself; and

(iii)	settle and pass the accounts of any mortgagee, chargee or encumbrancer entitled to that prior Security Interest and any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.

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(b)	The Chargor must promptly on demand pay to the Investor, the costs and expenses incurred by the Investor in connection with any such redemption and/or transfer, including the payment of any principal or interest.

8.6	Contingencies

If this Security is enforced at a time when no amount is due under the Transaction Documents but at a time when amounts may or will become due, the Investor (or a Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

9.	Receiver

9.1	Appointment of Receiver

(a)	Without prejudice to Clause 17 (Release), the Investor may from time to time appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:

(i)	this Security has become enforceable in accordance with Clause 7.1 (Enforcement event); or

(ii)	the Chargor so requests the Investor in writing at any time.

(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

9.2	Removal

The Investor may by writing under its hand remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

9.3	Remuneration

Subject to any mandatory provisions of applicable laws, the Investor may fix the remuneration of any Receiver appointed by it. The Chargor shall be liable for the remuneration and all other costs, losses, liabilities and expenses of any Receiver unless it is caused by such Receiver’s fraud, gross negligence or wilful default.

9.4	Agent of the Chargor

(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Property Ordinance. Unless prohibited by applicable laws, the Chargor is responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for any liabilities incurred by a Receiver.

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(b)	The Investor will not incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

9.5	Relationship with Investor

To the fullest extent permitted by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after and for so long as this Security becomes enforceable in accordance with Clause 7.1 (Enforcement event), without prejudice to Clause 17 (Release), be exercised by the Investor in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

10.	Powers of Receiver

10.1	General

(a)	A Receiver has all of the rights, powers and discretions set out below in this Clause 10 in addition to those conferred (or deemed by this Deed to be conferred) on it by any law. This includes all the rights, powers and discretions conferred on a receiver under the Property Ordinance.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing it states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

10.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset and, without prejudice to the foregoing, cause to be registered all or any part of the Security Assets in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof.

10.3	Employees

(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, employees, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as it thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.

10.4	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which it thinks fit.

10.5	Sale of assets

(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which it thinks fit.

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(b)	The consideration for any such transaction may consist of cash or non-cash consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which it thinks fit.

10.6	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

10.7	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which it thinks fit.

10.8	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

10.9	Delegation

A Receiver may delegate its powers in accordance with this Deed.

10.10	Lending

A Receiver may lend money or advance credit to any customer of the Chargor to the extent such loan or advance of credit is made in connection with any Security Asset.

10.11	Acquisitions

A Receiver may purchase, lease, hire or otherwise acquire any assets or rights of any description that it, in its absolute discretion, considers necessary or desirable for the improvement or realisation of the whole or any part of the Security Assets or otherwise for the benefit of the whole or any part of the Security Assets.

10.12	Protection of assets

A Receiver may effect any repair or insurance and do any other act which the Chargor might do in the ordinary conduct of its business to protect, preserve, maintain, manage or improve any Security Asset as it thinks fit.

10.13	Other powers

A Receiver may:

(a)	do all other acts and things which it may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

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(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if it was the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes,

provided such Receiver would not do any act or thing or exercise any rights which will exceed the limitation of the Investor’s rights under Clause 6.11(b).

11.	Application of proceeds

All amounts from time to time received or recovered by the Investor or any Receiver pursuant to the terms of this Deed or in connection with the realisation or enforcement of all or any part of this Security will be held by the Investor and applied at any time the Investor sees fit, to the extent permitted by applicable law (and subject to the provisions of this Clause 11), in the following order of priority:

(a)	in discharging any sums owing to any Receiver or any Delegate;

(b)	in discharging all costs and expenses incurred by the Investor, any Receiver or any Delegate in connection with any realisation or enforcement of the Security Interests taken in accordance with the terms of this Deed or any action taken at the request of the Investor in insolvency proceedings affecting the Chargor;

(c)	in payment or distribution to the Investor for application towards the discharge of the Secured Obligations in such order as the Investor may from time to time determine; and

(d)	in payment of the surplus (if any) to the Chargor or other person entitled to it.

This Clause 11 is subject to the payment of any claims having priority over this Security.

12.	Delegation

12.1	Power of Attorney

The Investor or any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

12.2	Terms

Any such delegation may be made upon any terms (including the power to sub-delegate) which the Investor or any Receiver may think fit.

12.3	Liability

Neither the Investor nor any Receiver will be in any way liable or responsible to the Chargor for any cost, loss or liability arising as a result of any act, default, omission or misconduct on the part of any delegate or sub-delegate provided that the Investor or that Receiver (as the case may be) has exercised due care in selecting such delegate.

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13.	Further assurances

13.1	Further Assurance

The Chargor must, at its own expense, take whatever action as is available to it which the Investor or a Receiver may:

(a)	reasonably require for creating, perfecting or protecting any security over any Security Asset or the priority of any security intended to be created by or pursuant to this Deed;

(b)	require for facilitating the realisation of any Security Asset, or the exercise of any right, power or discretion exercisable, by the Investor or any Receiver or any of their respective delegates or sub-delegates in respect of any Security Asset; or

(c)	conferring upon the Investor such security as it may require over the assets of the Chargor outside of Hong Kong which if in Hong Kong would form part of or be intended to form part of the Security Asset.

13.2	Action Required

The action that may be required under Clause 13.1 (Further Assurance) includes:

(a)	the execution of any transfer, conveyance, charge, mortgage, assignment or assurance in respect of any asset, whether to the Investor or to its nominee; and

(b)	the giving of any notice, order or direction and the making of any filing, registration or renewal,

which, in any such case, the Investor or Receiver may think expedient.

13.3	Registration

The Chargor shall promptly, and in any event by no later than the date falling one month after the date of this Deed, submit this Deed for registration with the Hong Kong Companies Registry under the Companies Ordinance (Cap. 622 of the Laws of Hong Kong), and supply to the Investor evidence thereof.

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14.	Power of attorney

(a)	The Chargor, by way of security, irrevocably and severally appoints the Investor, each Receiver and any of their respective delegates and sub-delegates to be its attorney with the full power and authority of the Chargor to execute, deliver and perfect all deeds, instruments and other documents in its name and otherwise on its behalf and to do or cause to be done all acts and things, in each case, which may be required or which any attorney, in its absolute discretion, may deem necessary for carrying out any obligation of the Chargor under or pursuant to this Deed or generally for enabling the Investor or any Receiver to exercise the respective powers conferred on them under this Deed or by law, provided that the Investor, a Receiver or any of their respective delegates or sub-delegates may only exercise the power of attorney granted to it under this Clause:

(i)	after this Security has become enforceable in accordance with Clause 7.1 (Enforcement event) and without prejudice to Clause 17 (Release); or

(ii)	upon any failure by the Chargor to comply with an obligation under this Deed within the time allowed for it to do so under this Deed.

(b)	The Chargor ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment pursuant to this Clause.

15.	Preservation of Security

15.1	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) is made by the Investor in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, the liability of the Chargor under this Deed and this Security will continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.2	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission, matter or thing which, but for this Clause 15, would reduce, release or prejudice any of its obligations under this Deed, including (without limitation and whether or not known to it or the Investor or Receiver):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any Obligor or any other person under the terms of any composition or arrangement with any creditor of any of the Obligors or any of their affiliates;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

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(f)	any amendment of any Transaction Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Transaction Document or any other document or security; or

(h)	any insolvency, resolution or similar proceedings.

15.3	Amendments to the Transaction Documents

(a)	Without limiting Clause 15.2 (Waiver of defences), the Chargor acknowledges that the Transaction Documents may from time to time be amended (and that term has the wide meaning given to it by Clause 1.2 (Construction)).

(b)	The Chargor confirms its intention that:

(i)	any amendment to a Transaction Document is within the scope of the Secured Obligations and this Security; and

(ii)	the Secured Obligations and this Security extend to any amount payable by the Chargor under or in connection with a Transaction Document as amended.

(c)	Without prejudice to the generality of Clause 15.2 (Waiver of defences), the Chargor agrees that the confirmations in paragraph (b) above apply regardless of any (however fundamental and whether or not more onerous) variation, extension, addition or other amendment of or to any of the Transaction Documents.

15.4	Immediate recourse

(a)	The Chargor waives any right it may have of first requiring the Investor (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Chargor under this Deed.

(b)	This waiver applies irrespective of any law or provision of a Transaction Document to the contrary.

15.5	Appropriations

The Investor (or any trustee or agent on its behalf) may at any time during the Security Period:

(a)	(i) refrain from applying or enforcing any other moneys, security or rights held or received by the Investor (or any trustee or agent on its behalf) in respect of the Secured Obligations; or

(ii)	apply and enforce the same in such manner and order as it sees fit against the Secured Obligations and the Chargor will not be entitled to the benefit of such moneys, security or rights; and

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(b)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the liability of the Chargor under this Deed.

15.6	Deferral of Chargor’s rights

(a)	Unless the Security Period has expired or the Investor otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under this Deed or by reason of any amount being payable, or liability arising, under this Deed:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other person who has provided security or a guarantee in respect of any Obligor’s obligations under the Transaction Documents;

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Investor or any Receiver under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Investor or any Receiver;

(iv)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Chargor has granted security under this Deed;

(v)	to exercise any right of set-off against any Obligor; and/or

(vi)	to claim or prove as a creditor of any Obligor in competition with the Investor or any Receiver.

(b)	If the Chargor receives any benefit, payment or distribution in relation to such rights it must hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Investor or any Receiver by the Obligors under or in connection with the Transaction Documents to be repaid in full on trust for the Investor or any Receiver and must promptly pay or transfer them to the Investor or as the Investor may direct for application in accordance with the terms of this Deed.

15.7	Additional security

(a)	This Security is in addition to and is not in any way prejudiced by any other security or guarantee now or subsequently held by the Investor in respect of the Secured Obligations.

(b)	No prior security held by the Investor (in its capacity as such or otherwise) over any Security Asset will merge into this Security.

15.8	Security held by the Chargor

The Chargor may not, without the prior consent of the Investor, hold any security from any other Obligor in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the Investor.

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16.	Miscellaneous

16.1	Continuing security

This Security is a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment or discharge in whole or in part.

16.2	Covenant to pay

Subject to Clause 2.5 (Limited Recourse), the Chargor must pay or discharge the Secured Obligations in the manner provided for in the Transaction Documents.

16.3	New Accounts

(a)	If any subsequent charge or other interest affects any Security Asset, the Investor may open a new account with the Chargor.

(b)	If the Investor does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to the Investor will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Liability.

16.4	Electronic and Facsimile Signatures

Any signature page delivered electronically or by facsimile (including without limitation transmission by .pdf) shall be binding to the same extent as an original signature page.

17.	Release

(a)	Without prejudice to paragraph (b) below, the Investor shall promptly execute any documents (or procure that its nominees execute any documents) or take whatever action is necessary to release, reassign or discharge (as appropriate) the relevant Security Assets from this Security in accordance with clauses 3.2 (Investor Put Option), 6.4 (Coverage Ratio) and 6.5 (Coverage Ratio) of the Relationship Agreement, and paragraph (b) of Clause 6.3 (Dividends).

(b)	At the end of the Security Period, or if this Security has not been enforced following three (3) months after the date on which the Investor becomes entitled to enforce the Security in accordance with clause 5.3 (Security and Event of Default) of the Relationship Agreement, the Investor shall, at the request and cost of the Chargor, promptly execute any documents (or procure that its nominees execute any documents) or take whatever action is necessary to release, reassign or discharge (as appropriate) the Security Assets from this Security.

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18.	Evidence and calculations

18.1	Accounts

Accounts maintained by the Investor in connection with this Deed are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings arising out of or in connection with this Deed.

18.2	Certificates and determinations

Any certification or determination by the Investor of a rate or amount under the Transaction Documents or by the Investor of a rate or amount payable under this Deed will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

19.	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Investor, any right or remedy under the Transaction Documents will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.

20.	Partial invalidity

If, at any time, any term of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Deed.

21.	Amendments and waivers

No amendment or waiver of this Deed shall be valid unless it is in writing and duly executed by or on behalf of all the Parties.

22.	Confidentiality

Clause 9 (Confidentiality) of the Relationship Agreement shall apply to this Deed and shall be incorporated by reference as if it has been set out in full herein mutatis mutandis and as if any reference therein to "this Agreement" was a reference to this Deed.

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23.	Changes to the Parties

23.1	The Chargor

The Chargor may not assign any of its rights or transfer any of its rights or obligations under this Deed.

23.2	The Investor

The Investor may assign or otherwise dispose of all or any of its rights under this Deed to the same extent as it is permitted under the Transaction Documents.

24.	Notices

24.1	In writing

(a)	Any communication in connection with this Deed must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax or email; or

(ii)	to the extent agreed between the Parties making and receiving communication, by other electronic communication.

(b)	For the purpose of this Deed, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under this Deed must be given in writing.

24.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with this Deed are those notified by that Party to the other Party on or before the date it becomes a Party.

(b)	The contact details of the Chargor for this purpose are:

Address:	Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong

Fax number:	(852) 2509 9028

Email:	paulszeto@fosun.com/ benxu@fosun.com/ hkbank@fosun.com

Attention:	Paul Szeto/ Carmen Lin

(c)	The contact details of the Investor for this purpose are:

Address:	Three IFC, 10Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, 07326, Republic of Korea

Fax number:	(82) 2 6454 3513

E-mail:	sanghwan.lee@mertiz.co.kr/ yuri.jung@meritz.co.kr/ hobin.whang@meritz.co.kr

Attention:	Ethan Lee/ Yuri Jung/ Hobin Whang

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(d)	Any Party may change its contact details by giving five (5) Business Days’ notice to the other Party.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

24.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Deed will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five (5) days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when the sender receives a receipt of confirmation of the fax being sent; and

(iv)	if by e-mail or any other electronic communication, when sent to the designated email address.

(b)	A communication given under Clause 24.2 above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Investor will only be effective on actual receipt by it.

25.	Language

(a)	Any notice given in connection with this Deed must be in English.

(b)	Any other document provided in connection with this Deed must be:

(i)	in English; or

(ii)	(unless the Investor otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

26.	Counterparts

This Deed may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

27.	Governing law

This Deed shall be governed by and construed in accordance with the laws of Hong Kong, without giving effect to conflicts of laws principles that would result in the application of any law other than the laws of Hong Kong.

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28.	Jurisdiction

(a)	The Hong Kong courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed) (a Dispute).

(b)	The Parties agree that the Hong Kong courts are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	Notwithstanding paragraphs (a) and (b) above, the Investor shall not, nor shall any Receiver, be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Investor and/or a Receiver may take concurrent proceedings in any number of jurisdictions.

29.	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Investor:

(i)	irrevocably appoints The Law Debenture Corporation (H.K.) Limited at Suite 1301, Ruttonjee House, Ruttonjee Center, 11 Duddell Street, Central, Hong Kong as its agent for service of process in relation to any proceedings before the Hong Kong courts in connection with this Deed; and

(ii)	agrees that failure by a process agent to notify the Investor of the process will not invalidate the proceedings concerned.

(b)	The Investor expressly agrees and consents to the provisions of this Clause 29.

(c)	If any person appointed as process agent for service of process is unable for any reason so to act, the Investor shall immediately (and in any event within 10 days of the event taking place) appoint another agent.

THIS DEED has been executed and delivered as a deed on the date stated at the beginning of this Deed.

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Schedule 1
Form of Notice of Charge

Part A  – Form of Notice of Charge (Citi)

From:	Fosun International Limited (the Chargor)

To:	Citibank, N.A., Hong Kong Branch (the Custodian)

Address:

Dated:

Dear Sirs

Fosun International Limited — Account Security Agreement dated [      ]        (the Security Agreement)

1.	We refer to the Security Agreement. In this notice of charge:

Custody Agreement means the securities safekeeping agreement dated [●] between the Custodian and the Chargor in respect of the Security Accounts;

Secured Cash Account means each of:

(a)	the [HKD] account opened in the name of the Chargor and held with the Custodian with account number [●]; and

(b)	the [USD] account opened in the name of the Chargor and held with the Custodian with account number [●];

Secured Securities Account means the securities account opened in the name of the Chargor and held with the Custodian with account number [●]; and

Security Account means each of:

(c)	the Secured Cash Accounts; and

(d)	the Secured Securities Account.

2.	We hereby give notice that by the Security Agreement, the Chargor has granted in favour of [●] (Investor) first ranking fixed security over:

(a)	all of the Chargor’s rights under or in connection with the Custody Agreement; and

(b)	all the Chargor’s rights, titles and interests from time to time in and to the Security Accounts, including ordinary shares in Fosun Tourism Group and/or Lanvin Group Holdings Limited deposited or to be deposited with you in the Secured Securities Account (the Charged Shares), all sums and securities (as applicable) from time to time standing to the credit of or accrued or accruing on the Security Accounts and all rights or claims in relation to the Security Accounts.

3.	This authority and instruction is irrevocable without the prior written consent of the Investor.

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4.	This notice of charge is governed by Hong Kong law.

[Chargor]

By:

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Part B  - Form of Conditions of Consent to Account Charge (Citi)

Date:

CONDITIONS OF CONSENT TO ACCOUNT CHARGE

To:	Meritz Securities Co., Ltd.

Address:	Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, 07326, Republic of Korea
Fax number:	(82) 2 6454 3513
Email:	sanghwan.lee@meritz.co.kr/ yuri.jung@meritz.co.kr/ hobin.whang@meritz.co.kr
Attention:	Ethan Lee/ Yuri Jung/ Hobin Whang

Cc:	Fosun International Limited

Address:	Room 808, ICBC Tower, 3 Garden Road, Central, Hong Kong
Fax number:	(852) 2509 9028
Email:	paulszeto@fosun.com/ benxu@fosun.com/ hkbank@fosun.com
Attention:	Paul Szeto/ Ben Xu

Dear Sirs,

Notice of Charge in relation to securities account (and related cash accounts) to Citibank, N.A., Hong Kong Branch (as Custodian Bank/Safekeeping Agent) dated [ ] relating to Fosun International Limited (the “Customer”)’s Account Nos. [      ], [      ] and [            ] (the “Notice”) charged in favour of Meritz Securities Co., Ltd. (or its successor, the “Investor”)

1.	We refer to the Customer’s Account Nos. [ ] (the “Security Account”), [ ] and [ ] (the “Related Cash Accounts”) (altogether the “Customer Account(s)”) and the Notice.

1.	Please note that the terms and conditions of the Safekeeping Agreement dated 11 October 2022 specifically provide that:

“No party may assign or transfer any of its rights or obligations under this Agreement without the other’s written consent…”.

Additionally, the terms and conditions of the Related Cash Accounts specifically provided that:

“Neither the Customer nor Citibank may assign or transfer any of its rights or obligations under these conditions or any Local Conditions without the other’s written consent…”

2.	We shall only provide our consent to any assignment by way of security, charge or otherwise of the Customer Account(s), subject to the following:

(1)	The Customer, acting through its authorized signatories for each of the Customer Account(s), confirms to us, by accepting and acknowledging this letter, that

(a)	we, the Custodian Bank/Safekeeping Agent, are/shall be authorised to act on the instructions of the Investor which, upon and from receipt of the Enforcement Notice (as defined in Section 3(4) below) shall prevail over those of the Customer for as long as we have not received the Discharge Notice;

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(b)	we, the Custodian Bank/Safekeeping Agent may rely on the instructions and confirmations of any person that purports to be authorized signatory of the Investor without any duty of signature or authority verification;

(c)	we, the Custodian Bank/Safekeeping Agent, are/shall be entitled to assume that the Investor has the authority to act for and on behalf of itself and the persons (together, the “Secured Parties”) who are the beneficiaries of the charge or otherwise entitled to the security interest over the Customer Account(s);

(d)	we, the Custodian Bank/Safekeeping Agent, are/shall be hereby authorized to disclose to the Investor such information relating to the Customer Account(s) as the Investor may request; and

(e)	all corporate actions and authorisations of the Customer have been obtained in respect of (a) to (d) above;

(2)	The Investor hereby agrees to provide us with documentation evidencing the authority of signatories of the Investor, in form and substance acceptable to us, to issue or execute any instructions to us and/or to agree any amendment or to execute any agreement or document on behalf of the Investor, in respect of the Customer Accounts but each of the Investor and the Customer also acknowledges that we shall have no duty to verify the signature or authority of any person who purports to be an authorized signatory of the Investor and that we are entitled to rely on each such authorized signatory’s instructions;

(3)	The Investor and, as applicable, the Customer shall also execute the following documents for purposes of facilitating fund transfers, provide details of call-back contacts as specified in the Enforcement Notice;

(4)	The instructions by the Investor that it shall enforce its security over the Customer Account(s) shall be as set out in the form of notice (the “Enforcement Notice”) attached as Appendix 1. We are under no obligation to act on the instruction set out in the Enforcement Notice until one Hong Kong Business Day after the Regional Loans Agency (the “RLA”) in Hong Kong for the Customer has received the documents referred to in Sections 3(2) and 3(3) above and acknowledged receipt of the Enforcement Notice in writing ("Hong Kong Business Day" means a day (other than Saturday, or Sunday) on which banks in Hong Kong and New York are open for general banking business);

(5)	The instructions by the Investor to remit any amount or withdraw any securities out of the above account(s) shall be in the forms of notice (the “Remittance Notice” or the “Withdrawal Notice”, as applicable) attached as Appendix 2A and 2B. Such instructions will be processed in accordance with our standard operational procedures as may be notified to you from time to time subject to our earlier receipt of the documents referred to in Sections 3(2) and 3(3) above;

(6)	The instructions by the Investor to discharge all rights over the charged/assigned account(s) shall be in the form of notice (the “Discharge Notice”) attached as Appendix 3. We are under no obligation to act on the instruction set out in the Discharge Notice until one Hong Kong Business Day after the RM confirms in writing receipt of the Discharge Notice (and subject to our earlier receipt of the documents referred to in Sections 3(2) and 3(3) above; and

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(7)	If we release the funds out of the Customer Account (or any portion of it) to the Customer and/or the Investor and determine (in our absolute discretion) that the payment (or any portion of it) was released as the result of an error on our part, the Customer and/or the Investor (as the case may be) shall, upon notice from us given within 5 Business Days of such release, promptly refund the payment to us, and none of the obligations of that the Customer and/or the Investor or our remedies will be affected by any act, omission, matter or thing (including, without limitation, any obligation pursuant to which such a payment is made) which, but for this provision, would reduce, release, preclude or prejudice any such obligation or remedy.

(8)	Citibank, N.A. shall not be required to act on the Investor’s instructions unless such instructions are provided in accordance with the following paragraphs:-

(a)	Via courier to:

Citibank, N.A., Hong Kong Branch

10/F, Citi Tower, One Bay East

83 Hoi Bun Road, Kwun Tong

Kowloon

Hong Kong

Attention: Regional Loans Agency;

(a)	Via fax to (852) 2621 3183 / 3184;

(b)	Cc a fax copy to (852) 2323 0279/Agency & Trust; and

(c)	In addition to the steps enumerated above, the Investor shall call Agency & Trust Tel: (852) 3419 8837 in Hong Kong and advise that it has sent fax instruction at the aforesaid fax number.

Citibank, N.A. may notify the Investor of any change to the aforementioned addresses, modes of notification and other details at any time.

(9)	We shall not be obliged to verify the authenticity of any instructions given in accordance with Section 3(8) above.

(10)	Notwithstanding anything stated to the contrary in the Notice and any other agreement between the Customer and the Investor, Fosun International Limited may continue to operate the Customer’s Account(s) and Citibank, N.A. shall have full authority to do so in accordance with the account terms and conditions until we receive instructions from the Investor (in accordance with Section 3(8) above) that it is exercising its rights over the Customer Account(s) by way of the Enforcement Notice.

(11)	Save as expressly provided herein, the terms and conditions applicable to the respective Customer Accounts shall continue in full force and effect.

(12)	Each of the Investor and the Customer agrees that Citibank, N.A. shall not be liable in any manner for complying with the instructions of the Investor. The Customer and the Investor agree jointly and severally to indemnify and hold Citibank, N.A. harmless from and against all losses, liabilities, claims, actions, damages and expenses arising out of or in connection with Citibank, N.A. carrying out the instructions given by the Customer and/or the Investor pursuant to the Notice.

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3.	Subject to your acceptance of the terms set out above, we acknowledge and confirm:

(a)	that each of the Customer Account(s) has been charged in favour of Meritz Securities Co., Ltd. as the Investor with effect from the latest date on which the Investor and the Customer have duly signed and accepted this letter; and

(a)	subject to Section 3(4) above, we will, in respect of the Customer Account(s), act only in accordance with the instructions given by the persons authorized by the Investor after we have received the Enforcement Notice delivered in accordance with Section 3(4) above.

4.	We shall not be bound by any modification of this letter, including the transfer of any interest hereunder, unless such modification is in writing and signed by the Customer, the Investor and us. We may transfer and/or assign any of our rights and obligations under this letter to any other person without the consent of the Customer or the Investor.

5.	This letter shall be governed by, and construed in accordance with, the laws of Hong Kong.

6.	For our benefit, each of the Customer and the Investor irrevocably submits to the exclusive jurisdiction of the courts of Hong Kong and agree that delivery or mailing of any process or other papers in the manner provided above, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. To the extent allowed by law, we may take proceedings in any other court and concurrent proceedings in any number of jurisdictions.

7.	This letter any instruction contemplated by this letter may be executed in any number of counterparts, each having the same effect as if the signatures on the counterparts were on a single copy of this letter or such instruction, as the case may be.

8.	This letter shall terminate and we shall be discharged from all duties and liabilities hereunder when the Safekeeping Agreement is terminated or when the charge/assignment over the Customer Account has been discharged in accordance with the Discharge Notice, whichever is earlier.

Kindly confirm your acceptance of our terms as set out above.

Yours faithfully

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For and on behalf of
Citibank, N.A., Hong Kong Branch

Name:
Authorized Signatory

ACCEPTED:

For and on behalf of the Customer

Fosun International Limited

Authorised Signatory

Name:
Date:

For and on behalf of the Investor
Meritz Securities Co., Ltd.

Authorised Signatory
Name:
Title:
Date:

ENC

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Appendix 1 – Enforcement Notice

[Note: To be prepared on letterhead of the Investor]

Date:

Regional Loans Services

via

Citibank, N.A., Hong Kong Branch

9th Floor, Two Harbourfront

22 Tak Fung Street

Hunghom, Kowloon

Hong Kong

and fax to (852) 2621 3183 / 3184

Cc: [- Agency & Trust

Fax no: (852) 2323 0279

Cc: [        ]

RE: Enforcement Notice

Dear Sir or Madam,

Pursuant to the Notice of Charge dated __________________ in relation to the Customer’s Account Nos. [   ] and [   ] (the “Customer Account(s)”) issued by Fosun International Limited (the “Customer”) and the Conditions of Consent to Account Charge dated ___________ issued by you, and accepted by Meritz Securities Co., Ltd. (the “Investor”) and the Customer, the Investor hereby enforces its security over the Customer Account(s) and instructs Citibank, N.A., Hong Kong Branch to hold all sums and securities from time to time standing to the credit of the following account(s) to the order of the Investor and block all outgoing fund/securities transfers from the following account(s):-

bank account number currency	Account Title

[ ] (Security Account)	[ ]	[ ]
[ ] (Cash Account)	[ ]	HKD
[ ] (Cash Account)	[ ]	USD

A subsequent and separate instruction shall be provided by the Investor to Citibank, N.A., Hong Kong Branch in respect of remittance of funds or withdrawal of securities out of the above-mentioned account(s).

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Call Back Nomination Form

For the purpose of verifying withdrawal or any instructions received by you from us relating to the above account(s), you may (but you are not obliged to) seek confirmation by telephoning any of the persons named below:

	Telephone number	Name
1
2
3
4

Yours sincerely,

Authorized representative
For and on behalf of
Meritz Securities Co., Ltd.
Tel:
Fax:

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Appendix 2A – Fund Remittance Notice

[To be issued on the letterhead of the Investor]

Regional Loans Services

via

Citibank, N.A., Hong Kong Branch

9th Floor, Two Harbourfront

22 Tak Fung Street

Hunghom, Kowloon

Hong Kong

and fax to (852) 2621 3183 / 3184

Cc: [- Agency & Trust

Fax no: (852) 2323 0279

Cc: [   ]

RE: Notice of Fund Transfer by the Investor

Dear Sir or Madam,

Pursuant to:

(a)	the Notice of Charge dated ________________ in relation to the Customer’s Account Nos. [ ] and [ ] (the “Customer Account(s)”) issued by Fosun International Limited (the “Customer”) the Conditions of Consent to Account Charge dated ___________ issued by you, and accepted by Meritz Securities Co., Ltd. (the “Investor”) and the Customer, and

(b)	our letter entitled “Enforcement Notice” dated _________________ in relation to the Customer Account(s) specified therein,

Meritz Securities Co., Ltd. As the Investor hereby instructs you as account bank to transfer the following sum of money to the bank account as stated below:-

Debiting A/c No.	:
Value Date	:
Currency/Amount	:
Beneficiary Bank & Location (Swift Code preferred)	:
Beneficiary A/c No.	:
Beneficiary Name	:
Payment Details (Optional)	:

Yours Sincerely,

Authorized representative
For and on behalf of
Meritz Securities Co., Ltd.
Tel:
Fax:

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Appendix 2B – Securities Withdrawal Notice

[To be issued on the letterhead of the Investor]

Regional Loans Services

via

Citibank, N.A., Hong Kong Branch

9th Floor, Two Harbourfront

22 Tak Fung Street

Hunghom, Kowloon

Hong Kong

and fax to (852) 2621 3183 / 3184

Cc: [- Agency & Trust

Fax no: (852) 2323 0279

Cc: [   ]

RE: Notice of Securities Transfer by the Investor

Dear Sir or Madam,

Pursuant to:

(a)	the Notice of Charge dated ________________ in relation to the Customer’s Account Nos. [ ] (the “Customer Account(s)”) issued by Fosun International Limited (the “Customer"), and the Conditions of Consent to Account Charge dated ______________ issued by you, and accepted by Meritz Securities Co., Ltd. (the “Investor") and the Customer , and

(b)	our letter entitled “Enforcement Notice” dated _________________ in relation to the Customer Account(s) specified therein,

Meritz Securities Co., Ltd. as the Investor hereby instructs you as account bank to transfer the following securities to the account as stated below:-

Safekeeping A/c No.	:
Value Date	:

Deliver SHS or Receive SHS	:
Free of Payment or Against Payment	:
Name of Security	:
No.of shares	:
Money Settlement Amount if Against Payment	:

Counterparty and its CCASS No.	:

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Yours Sincerely,

Authorized representative
For and on behalf of
Meritz Securities Co., Ltd.
Tel:
Fax:

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Appendix 3 –Discharge Notice

[Notice of Discharge is to be prepared on the letterhead of the Investor]

Regional Loans Services

via

Citibank, N.A., Hong Kong Branch

9th Floor, Two Harbourfront

22 Tak Fung Street

Hunghom, Kowloon

Hong Kong

and fax to (852) 2621 3183 / 3184

Cc: [- Agency & Trust

Fax no: (852) 2323 0279

Cc [   ]

RE: Notice of Discharge

Dear Sir or Madam,

Pursuant to the Notice of Charge dated ________________ in relation to the Customer’s Account Nos. [   ] and [   ] (the “Customer Account(s)") issued by Fosun International Limited (the “Customer"), and the Conditions of Consent to Account Charge dated ______________ issued by you, and accepted by Meritz Securities Co., Ltd. (the “Investor") and the Customer, the Investor hereby instructs you as the account bank to discharge the security over the following Customer Account(s):-

bank account number currency	Account Title

[ ] (Securities Account)	[ ]	[ ]
[ ] (Cash Account)	[ ]	HKD
[ ] (Cash Account)	[ ]	USD

We confirm that with effect from the date of this letter, we do not have any interest and/or any other rights in respect of the abovementioned account(s).

We further confirm that you may take instructions from the Customer in relation to the operation of the abovementioned account(s) and the Customer shall have full authority to do so in accordance with the applicable account terms and conditions.

Yours Sincerely,

Authorized representative
For and on behalf of
Meritz Securities Co., Ltd.
Tel:
Fax:

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Part C  - Form of Notice of Charge (Others)

From:	[Chargor] (the Chargor)

To:	[Custodian] (the Custodian)

Address:

Dated:

Dear Sirs

[Chargor] — Account Security Agreement dated [      ] (the        Security Agreement)

1.	We refer to the Security Agreement. In this notice of charge:

Custody Agreement means the custody agreement dated [●] between the Custodian and the Chargor in respect of the Security Accounts;

Secured Cash Account means each of:

(a)	the [HKD] account opened in the name of the Chargor and held with the Custodian with account number [●]; and

(b)	the [USD] account opened in the name of the Chargor and held with the Custodian with account number [●];

Secured Securities Account means the securities account opened in the name of the Chargor and held with the Custodian with account number [●]; and

Security Account means each of:

(c)	the Secured Cash Accounts; and

(d)	the Secured Securities Account.

2.	We hereby give notice that by the Security Agreement, the Chargor has granted in favour of [●] (Investor) first ranking fixed security over:

(a)	all of the Chargor’s rights under or in connection with the Custody Agreement; and

(b)	all the Chargor’s rights, titles and interests from time to time in and to the Security Accounts, including ordinary shares in Fosun Tourism Group and/or Lanvin Group Holdings Limited deposited or to be deposited with you in the Secured Securities Account (the Charged Shares), all sums and securities (as applicable) from time to time standing to the credit of or accrued or accruing on the Security Accounts and all rights or claims in relation to the Security Accounts.

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3.	The Chargor irrevocably (to the extent permitted by the applicable laws, rules, regulations, court orders or decrees):

(a)	instructs and authorises you to disclose to the Investor any information relating to each of its Custody Agreement and Security Accounts (including the Charged Shares) requested from you by the Investor;

(b)	upon receipt of written confirmation from the Investor that the security interest created under the Security Agreement has become enforceable:

(i)	instructs and authorises you to comply with the terms of any written notice or instruction relating to each of its Security Accounts received by you from the Investor (irrespective of any contrary instructions or notices from the Chargor);

(ii)	instructs and authorises you to hold all sums or securities (as applicable) standing to the credit of each of its Security Accounts (including the Charged Shares) to the order of the Investor;

(iii)	instructs and authorises the Custodian to pay or release any sum or securities (as applicable) standing to the credit of each of its Security Accounts (including the Charged Shares) only in accordance with the written instructions of the Investor; and

(iv)	agrees that it shall not give the Custodian any instructions concerning any of its Security Accounts,

until you receive a written notice from the Investor that the security interest created under the Security Agreement has been released and discharged.

4.	This authority and instruction is irrevocable without the prior written consent of the Investor.

5.	This notice of charge is governed by Hong Kong law.

6.	Please acknowledge receipt of this notice of charge and confirm that:

(a)	you have not received any other notice of any assignment and charge of or security over the Custody Agreement or the Security Accounts, or of any other interest of any third party in the Custody Agreement or the Security Accounts;

(b)	you have neither claimed nor exercised, nor will claim or exercise, any set-off or counterclaim in respect of the Custody Agreement or the Security Accounts;

(c)	you will disclose to the Investor such information relating to the Custody Agreement or the Security Accounts as the Investor may from time to time request; and

(d)	you will comply with the other provisions of this notice of charge,

by signing the acknowledgement on the attached copy of this notice of charge and returning that copy to the Investor at [•] marked for the attention of [•].

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[Chargor]

By:

[On duplicate]

We acknowledge receipt of the notice of charge of which this is a copy and confirm each of the matters referred to in paragraphs (a) - (d) of paragraph 6 of the notice of charge.

[Custodian]

By:

Dated:

50 | 50

Signatories

IN WITNESS WHEREOF this document has been executed as a DEED and DELIVERED on the date of this DEED.

Chargor

EXECUTED as a DEED by	)
FOSUN INTERNATIONAL	)
LIMITED 復星國際有限公司,	)	/s/ Xu Xiaoliang
a company incorporated in Hong Kong with limited liability acting by XU Xiaoliang and Gong Ping	) )	Director
)
)
	)	/s/ Gong Ping
	)	Director
)
)

[Project Heritage – Signature Page – Account Security Agreement]

Investor

SIGNED	)
for and on behalf of	)
MERITZ SECURITIES CO., LTD.	)

		Signature:	/s/ CHANG WONJAE
Chief Executive Officer

[Project Heritage – Signature Page – Account Security Agreement]